    As filed with the Securities and Exchange Commission on December 7, 1999

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                      NEW JERSEY                        22-3103129
             (State or other jurisdiction             (I.R.S. Employer
           of incorporation or organization)         Identification No.)


                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 02061
                                 (978) 657-7500
               (Address, including ZIP code, and telephone number,
        including area code, of registrant's principal executive offices)

             1991 INCENTIVE STOCK OPTION PLAN OF DEPRENYL USA, INC.
          DUSA PHARMACEUTICALS, INC. 1994 RESTRICTED STOCK OPTION PLAN
            DUSA PHARMACEUTICALS, INC. 1996 OMNIBUS PLAN, AS AMENDED
                 STOCK OPTION AGREEMENTS FOR D. GEOFFREY SHULMAN
                   STOCK OPTION AGREEMENT FOR JAMES P. DOHERTY
                    STOCK OPTION AGREEMENT FOR THEODORE SALL
                  STOCK OPTION AGREEMENT FOR RICHARD C. LUFKIN
                 STOCK OPTION AGREEMENT FOR HERBERT F. HABERMAN
                  STOCK OPTION AGREEMENTS FOR JAMES C. KENNEDY
                   STOCK OPTION AGREEMENTS FOR ROY H. POTTIER
                   STOCK OPTION AGREEMENTS FOR ROBERT L. REID
                    STOCK OPTION AGREEMENT FOR DEAN VAN VUGT
                    STOCK OPTION AGREEMENT FOR MARTIN BARKIN
                  STOCK OPTION AGREEMENTS FOR RONALD L. CARROLL
                    STOCK OPTION AGREEMENTS FOR SCOTT LUNDAHL
                  STOCK OPTION AGREEMENT FOR DANIEL PIACQUADIO
                     STOCK OPTION AGREEMENT FOR ALLYN GOLUB
                     STOCK OPTION AGREEMENT FOR DAVID COHEN
                CLASS B WARRANT AGREEMENT FOR D. GEOFFREY SHULMAN
                            (Full title of the plans)

                            NANETTE W. MANTELL, ESQ.
                                LANE AND MANTELL
                         991 ROUTE 22 WEST, PO BOX 8539
                          SOMERVILLE, NEW JERSEY 08876
                                 (908) 253-9333

            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                       DR. D. GEOFFREY SHULMAN, PRESIDENT
                           DUSA PHARMACEUTICALS, INC.
                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 02061
                                 (978) 657-7500

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                             Amount       Proposed Maximum    Proposed Maximum    Amount of
               Title of Each Class of Securities              to be      Offering Price Per  Aggregate Offering   Registration
                       to be Registered                   Registered(1)         Share               Price            Fee
------------------------------------------------------------------------------------------------------------------------------
1991 Incentive Stock Option Plan -
   Shares of common stock no par value (options issued
   and outstanding)                                             80,000         $ 5.15(2)        $   412,000.00     $   108.77
------------------------------------------------------------------------------------------------------------------------------
1994 Restricted Stock Option Plan -
   Shares of common stock no par value (options issued
   and outstanding)                                             65,000         $ 3.38(2)        $   219,700.00     $    58.00
------------------------------------------------------------------------------------------------------------------------------
1996 Omnibus Plan, as Amended -
   Shares of common stock no par value (options reserved
   for future grants)                                          546,878         $19.00(3)        $10,390,682.00     $ 2,743.14
------------------------------------------------------------------------------------------------------------------------------
1996 Omnibus Plan, as Amended -
   Shares of common stock no par value  (options issued
   and outstanding)                                          1,165,166         $ 9.22(2)        $10,742,830.52     $ 2,836.11
------------------------------------------------------------------------------------------------------------------------------
Shares of common stock without par value (4)                   734,811         $ 6.22(2)        $ 4,570,524.42     $ 1,206.62
------------------------------------------------------------------------------------------------------------------------------

TOTAL REGISTRATION FEE.............................................................................................$ 6,952.64

==============================================================================================================================


         (1) Together with an indeterminate number of additional shares which may be issued pursuant to the various DUSA Plans as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416.

         (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average exercise price of the outstanding options rounded to the nearest cent.

         (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on The NASDAQ National Market on November 30, 1999.

         (4) The securities to be registered are shares of common stock issuable upon exercise of options or warrants including 75,000 shares under the Stock Option Agreements for D. Geoffrey Shulman; 37,500 shares under the Stock Option Agreement for James P. Doherty; 10,000 shares under the Stock Option Agreement for Theodore Sall; 12,500 shares under the Stock Option Agreement for Richard C. Lufkin; 2,800 shares under the Stock Option Agreement for Herbert F. Haberman; 33,200 shares under the Stock Option Agreements for James C. Kennedy; 24,250 shares under the Stock Option Agreements for Roy H. Pottier; 26,800 shares under the Stock Option Agreements for Robert L. Reid; 2,261 shares under the Stock Option Agreement for Dean Van Vugt; 15,500 shares under the Stock Option Agreement for Martin Barkin; 60,000 shares under the Stock Option Agreements for Ronald L. Carroll; 60,000 shares under the Stock Option Agreements for Scott Lundahl; 15,000 shares under the Stock Option Agreement for Daniel Piacquadio; 5,000 shares under the Stock Option Agreement for Allyn Golub; 5,000 shares under the Stock Option Agreement for David Cohen; and 350,000 shares under the Class B Warrant Agreement for D. Geoffrey Shulman.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information required by Part I of Form S-8 have been or will be sent or given to the participants in each of the Plans being registered hereby as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended, and such documents taken together with the documents incorporated by reference in this registration statement shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         Pursuant to Rule 428 of the Securities Act such documents are not required to be filed with the SEC as part of this registration statement or as an Exhibit hereto.

                                     PART II

            INFORMATION REQUIRED TO BE IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         DUSA hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the SEC:

         -        Annual Report on Form 10-K for the year ended December 31,
                  1998.

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

         - Seven Current Reports on Form 8-K, including the exhibits: one dated January 7, 1999 which was filed on January 11, 1999; one dated and filed on January 14, 1999; one dated and filed on June 11, 1999; one dated and filed on June 29, 1999; one dated and filed on October 14, 1999; one dated November 22, 1999 and filed on November 24, 1999; and one dated and filed on December 6, 1999.

         - The description of DUSA's common stock contained in its registration statement on Form 8-A which was filed on January 3, 1992, amended on October 24, 1997 (and in DUSA's Quarterly Report on Form 10-Q which was filed on November 12, 1997).

         - All documents subsequently filed by DUSA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the securities offered hereby will be passed upon by Lane and Mantell, a professional corporation, Somerville, New Jersey. As of December 6, 1999, shareholders and associates of Lane and Mantell beneficially own, directly or indirectly, less than 1% of the common stock of DUSA.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 5 of the Company's Certificate of Incorporation, as amended, and New Jersey Business Corporation Act, N.J.S.A. 14A:2-7 provide as follows:

         Any director and officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

         The Company's By-laws, as amended, pursuant to the New Jersey Business Corporation Act, N.J.S.A. 14A:3-5, provide as follows:

                                   ARTICLE IV
                                 INDEMNIFICATION

         Section 1. Actions by Others. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or trustee of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and (2) except as otherwise required by Section 3 of this Article, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of the Corporation or of any absorbed constituent corporation, or (b) is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

         Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of the Corporation or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the New Jersey Superior Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Superior Court or such other court shall deem proper.

         Section 3. Successful Defense. To the extent that a person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit proceeding referred to in
Section 1 or Section 2 of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 4. Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.

         Section 5. Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under this Article in defending civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final distribution of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation pursuant to this Article.

         Section 6. Right of Indemnity not Exclusive. The indemnification and advancement of expenses provided by this Article shall not exclude any other rights to which those seeking indemnification may be entitled under the certificate of incorporation of the Corporation or any By-Law agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a Director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

         Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger of the legal representative of such person or is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, trustee, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of any such person against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such or by reason of his being or having been such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, the New Jersey Business Corporation Act, or otherwise.

         Section 8. Invalidity of any Provision of this Article. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

          (4.1)   1991 Incentive Stock Option Plan of Deprenyl USA, Inc.
          (4.2)   DUSA Pharmaceuticals, Inc. 1994 Restricted Stock Option Plan
          (4.3)   DUSA Pharmaceuticals, Inc. 1996 Omnibus Plan, as Amended
          (4.4)   Stock Option Agreements for D. Geoffrey Shulman
          (4.5)   Stock Option Agreement for James P. Doherty
          (4.6)   Stock Option Agreement for Theodore Sall
          (4.7)   Stock Option Agreement for Richard C. Lufkin
          (4.8)   Stock Option Agreement for Herbert F. Haberman
          (4.9)   Stock Option Agreements for James C. Kennedy
          (4.10)  Stock Option Agreements for Roy H. Pottier
          (4.11)  Stock Option Agreements for Robert L. Reid
          (4.12)  Stock Option Agreement for Dean Van Vugt
          (4.13)  Stock Option Agreement for Martin Barkin
          (4.14)  Stock Option Agreements for Ronald L. Carroll
          (4.15)  Stock Option Agreements for Scott Lundahl
          (4.16)  Stock Option Agreement for Daniel Piacquadio
          (4.17)  Stock Option Agreement for Allyn Golub
          (4.18)  Stock Option Agreement for David Cohen
          (4.19)  Class B Warrant Agreement for D. Geoffrey Shulman

          (5.1)   Opinion of Lane and Mantell

          (23.1)  Consent of Deloitte & Touche LLP
          (23.2)  Consent of Lane and Mantell (contained in Exhibit 5.1)

          (24.1)  Power of Attorney (See Page i)

          (99.1)  Form of 1991 Incentive Stock Option Agreement
          (99.2)  Form of 1994 Restricted Stock Option Agreement
          (99.3) Form of Omnibus Nonqualified Stock Option Agreement (99.4) Form of Omnibus Incentive Stock Option Agreement
          (99.5) Form of Omnibus Nonqualified Stock Option Agreement with increasing Exercise Price
          (99.6) Form of Omnibus Incentive Stock Option Agreement with increasing Exercise Price

ITEM 9.  UNDERTAKINGS

         (A)(1) The undersigned registrant hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, Country of the United States, on December 7, 1999.


                                                      DUSA Pharmaceuticals, Inc.
                                                  ------------------------------
                                                                      Registrant


                                                     By: /s/ D. Geoffrey Shulman
                                                        ------------------------
                                                        Dr. D. Geoffrey Shulman,
                                                                       President

                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Geoffrey Shulman as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any related registration statement that is to be effective upon filing pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


s/D. Geoffrey Shulman                      Director, Chairman of the           December 7, 1999
----------------------------------         Board, President, Chief             ----------------
Geoffrey Shulman, MD, FRCPC                Executive Officer and Chief         Date
                                           Financial Officer (Principal
                                           Executive, Financial, and
                                           Accounting Officer)

s/Ronald L. Carroll                        Executive Vice President,           December 7, 1999
----------------------------------         Chief Operating Officer             ----------------
Ronald L. Carroll                                                              Date

s/Stuart L. Marcus                         Senior Vice President,              December 7, 1999
----------------------------------         Scientific Affairs                  ----------------
Stuart L. Marcus,  MD, PhD                                                     Date

s/Scott L. Lundahl                         Vice President,                     December 7, 1999
----------------------------------         Technology                          ----------------
Scott L. Lundahl                                                               Date

s/Gregory M. Torre                         Vice President,                     December 7, 1999
----------------------------------         Regulatory Affairs                  ----------------
Gregory M. Torre                                                               Date

s/Nanette W. Mantell                       Secretary                           December 7, 1999
----------------------------------                                             ----------------
Nanette W. Mantell, Esq.                                                       Date

s/John H. Abeles                           Director                            December 7, 1999
----------------------------------                                             ----------------
John H. Abeles, MD                                                             Date

s/James P. Doherty, BSc                    Director                            December 7, 1999
----------------------------------                                             ----------------
James P. Doherty, BSc                                                          Date

s/Jay M. Haft, Esq.                        Director                            December 7, 1999
----------------------------------                                             ----------------
Jay M. Haft, Esq.                                                              Date

s/Richard C. Lufkin                        Director                            December 7, 1999
----------------------------------                                             ----------------
Richard C. Lufkin                                                              Date


                                  EXHIBIT INDEX

      (4.1)   1991 Incentive Stock Option Plan of Deprenyl USA, Inc.............
      (4.2)   DUSA Pharmaceuticals, Inc. 1994 Restricted Stock Option Plan......
      (4.3)   DUSA Pharmaceuticals, Inc. 1996 Omnibus Plan, as Amended..........
      (4.4)   Stock Option Agreements for D. Geoffrey Shulman...................
      (4.5)   Stock Option Agreement for James P. Doherty.......................
      (4.6)   Stock Option Agreement for Theodore Sall..........................
      (4.7)   Stock Option Agreement for Richard C. Lufkin......................
      (4.8)   Stock Option Agreement for Herbert F. Haberman....................
      (4.9)   Stock Option Agreements for James C. Kennedy......................
      (4.10)  Stock Option Agreements for Roy H. Pottier........................
      (4.11)  Stock Option Agreements for Robert L. Reid........................
      (4.12)  Stock Option Agreement for Dean Van Vugt..........................
      (4.13)  Stock Option Agreement for Martin Barkin..........................
      (4.14)  Stock Option Agreements for Ronald L. Carroll.....................
      (4.15)  Stock Option Agreements for Scott Lundahl.........................
      (4.16)  Stock Option Agreement for Daniel Piacquadio......................
      (4.17)  Stock Option Agreement for Allyn Golub............................
      (4.18)  Stock Option Agreement for David Cohen............................
      (4.19)  Class B Warrant Agreement for D. Geoffrey Shulman.................

      (5.1)   Opinion of Lane and Mantell.......................................

      (23.1)  Consent of Deloitte & Touche LLP..................................
      (23.2)  Consent of Lane and Mantell (contained in Exhibit 5.1)............

      (24.1)  Power of Attorney (See Page i)....................................

      (99.1)  Form of 1991 Incentive Stock Option Agreement.....................
      (99.2)  Form of 1994 Restricted Stock Option Agreement....................
      (99.3)  Form of Omnibus Nonqualified Stock Option Agreement...............
      (99.4)  Form of Omnibus Incentive Stock Option Agreement..................
      (99.5)  Form of Omnibus Nonqualified Stock Option Agreement
                 with increasing Exercise Price.................................
      (99.6)  Form of Omnibus Incentive Stock Option Agreement
                 with increasing Exercise Price.................................